Exhibit 10.1.6

FOURTH AMENDMENT TO LEASE

This Fourth Amendment to Lease, made and entered into as of this 8th day of August, 2002 by and between Crocker Realty Trust, L.P. (hereinafter referred to as “Lessor”), a Delaware limited partnership doing business in Georgia as Crocker Realty, L.P., successor in interest to Connecticut General Life Insurance Company on behalf of its Separate Account R, and Immucor, Inc., a Georgia corporation (hereinafter referred to as “Lessee”).

WITNESSETH:

Whereas, Lessor’s predecessor in interest and Lessee entered into a Lease Agreement dated as of February 2, 1996 for the Premises located in Suite 600 at 3130 Gateway Drive, and Suite 400, 450, and 500 at 3150 Gateway Drive, Norcross, Georgia 30071, containing 47,452 square feet, which was amended by that certain First Amendment to the Lease Agreement dated March 8, 1998 and which was further amended by that certain Second Amendment to Lease Agreement dated August 18, 1998 and which was further amended by that certain Third Amendment dated August 19, 1999 (such Lease Agreement as so amended by the First Amendment, Second Amendment and Third Amendment is hereinafter referred to as the “Lease).

Whereas, Lessor and Lessee desire to further amend the Lease in certain respects:

Now, Therefore, in consideration of the Premises, the sum of Ten and no/100 Dollars ($10.00) in hand paid by Lessee to Lessor, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                      Premises:

As of December 1, 2002, the Premises shall be expanded to include 5,241 rentable square feet in Suite 200 at 7000 Peachtree Industrial Boulevard, Norcross, Georgia 30071 (hereinafter referred to as the “Expansion Premises” and attached hereto as Exhibit “A”).  The new size of the Premises shall be 72,384 rentable square feet.

2.                                      Extension:

In further reference to Paragraph 1 of the First Amendment and Paragraph 2 of the third Amendment, the Lease shall be extended for twenty-seven (27) months from August 31, 2005 to November 30, 2007 (the “Termination Date”).

3.                                      Base Rate:

The base rent for the Expansion Premises shall be as follows:

Period	Per Square Foot	Period Total	Monthly
12/1/02 – 11/30/03	$8.39	$43,971.99	$3,664.33
12/1/03 – 11/30/04	$8.73	$45,730.87	$3,810.91
12/1/04 – 11/30/05	$9.07	$47,560.10	$3,963.34
12/1/05 – 11/30/06	$9.44	$49,462.51	$4,121.88
12/1/06 – 11/30/07	$9.82	$51,441.01	$4,286.75

In further reference to Section 3 and Special Stipulation 36 of the Lease, Lessee shall pay rent on the entire Premises based on the following schedule:

Period	Per Square Foot	Period Total	Monthly
12/1/02 – 11/30/03	$8.39	$607,301.76	$50,608.48
12/1/03 – 11/30/04	$8.73	$631,593.83	$52,632.82
12/1/04 – 11/30/05	$9.07	$656,857.58	$54,738.13
12/1/05 – 11/30/06	$9.44	$683,131.89	$56,927.66
12/1/06 – 11/30/07	$9.82	$710,457.16	$59,204.76

4.                                       Improvement Allowance:

Lessor shall provide a Tenant Improvement Allowance to Lessee pursuant to the provisions in the attached Exhibit “B”.

5.                                       Pro-Rata Share:

Tenant’s pro-rata share of the entire Property for calculation purposes shall be thirty-three and 06/100 percent (33.06%).

6.                                       Section 38, Renewal Option, of the Lease shall be based upon the new expiration date as set forth in Paragraph 2, above.

7.                                       Expansion Option:

Provided no material Event of Default by Tenant has occurred, Tenant shall have the first refusal to lease the area identified on Exhibit “A” to this Fourth Amendment to Lease Agreement as the Option Space known as Suite 100 and Suite 300 containing 2,606 square feet and 6,459 square feet respectively (herein so called) on the following terms and conditions:

(a)                                  In the event of a bona fide offer for any part of the Option Space, Landlord shall give written notice (the “Notice”) to Tenant specifying the terms of such offer, and Tenant shall have the option to lease the portion of the Option Space described in the Notice upon the terms stated in the Notice.  As used herein, “bona fide offer” shall mean either a binding or non-binding letter of intent or proposal to or from a specific prospective tenant containing a statement of the material economic terms for a lease of the Option Space.

(b)                                 Landlord must receive written notice from Tenant of its unconditional and irrevocable acceptance of the terms stated in the Notice no later than five (5) days after Tenant’s receipt of the Notice; failing which, Landlord shall be free for a period of three hundred sixty-five (365) days thereafter to lease all or any part of the Option Space, and in connection with such leasing, Landlord may agree to changes to the terms stated in the Notice without Tenant’s consent or approval so long as such changes are the result of arm’s-length negotiations between Landlord and a prospective tenant and not the result of bad faith or collusion.  To the extent (and only to the extent) any part of the Option Space has not been so leased or becomes available again at the end of such 365-day period, Tenant’s right of refusal under this Paragraph shall remain in effect.

(c)                                  If Landlord has received written notice from Tenant of its unconditional and irrevocable acceptance of the terms stated in the Notice not later than five (5) days after Tenant’s receipt of the Notice, the portion of the Option Space described in the Notice shall be deemed added to the Premises, Landlord shall deliver such portion of the Option Space to the Tenant at the time and in the condition described in the Notice, Tenant shall commence payment of Minimum Rent and Additional Rent with respect to such portion of the Option Space in accordance with the terms of the Notice, and all other terms of Tenant’s leasing and occupancy of such portion of the Option Space shall be as provided in the Lease except as otherwise provided in the Notice.  When requested by Landlord, Tenant shall execute an appropriate amendment to this Lease to reflect the addition of such portion of the Option Space to the Premises.

Except as expressly amended hereby, the Lease shall remain in full force and effect.

In Witness Whereof, the parties hereto have set their hand and seal as of the day and year first above written.

Lessor:

Signed, Sealed and Delivered		Crocker Realty Trust, L.P., a Delaware
in the presence of:		limited partnership doing business in
Georgia as Crocker Realty, L.P.

/s/ Kim K. Chase		By:	CRT-GP, LLC, a Delaware limited
Printed Name:	Kim K. Chase	liability company, its sole general partner

/s/ Donna E. Green		By:	Crocker Operating Partnership,
Printed Name:	Donna E. Green	L.P., a Delaware limited partnership, its sole
member

		By:	Crocker Realty Trust, Inc., a
Maryland corporation, its sole general
partner

		By:	/s/ Christopher L. Becker
		Name:	Christopher L. Becker
		Title:	Vice President

[Corporate Seal]

Signed, Sealed and Delivered	Lessee: Immucor, Inc.,
in the presence of:	a Georgia Corporation

	By:	/s/ Ralph A. Eatz
Printed Name:	Name:	Ralph A. Eatz
	Its:	Senior Vice President

Printed Name:

[Corporate Seal]

EXHIBIT “A”

Floor Plans for Expansion Premises

EXHIBIT “B”

Tenant Improvements
[Tenant Builds]

Landlord has made no representation or promise as to the condition of the Premises.  Landlord shall not perform any alterations, additions, or improvements in order to make the Premises suitable and ready for occupancy and use by Tenant.  Tenant has inspected the Premises, is fully familiar with the physical condition of the Premises, and shall accept the Premises “as is,” “where is,” without any warranty, express or implied, or representation as to fitness or suitability.

Tenant shall perform all work necessary or desirable for Tenant’s occupancy of the Premises (the “Tenant Improvements”).  Tenant shall furnish to Landlord, for Landlord’s written approval, a permit set (final construction drawings), if applicable, of plans and specifications for the Tenant Improvements (the “Plans”).  If and to the extent appropriate, considering the nature of the improvements, the Plans shall include the following if applicable:  fully dimensioned architectural plan; electric/telephone outlet diagram; reflective ceiling plan with light switches; mechanical plan; furniture plan; electric power circuitry diagram; plumbing plans; all color and finish selections; all special equipment and fixture specifications; and fire sprinkler design drawings.

The Plans shall comply with all applicable laws, ordinances, directives, rules, regulations, and other requirements improved by any and all governmental authorities having or asserting jurisdiction over the Premises.  Landlord shall review the Plans and either approve or disapprove them, in Landlord’s sole discretion, within a reasonable period of time.  Should Landlord disapprove them, Tenant shall make any necessary but reasonable modifications and resubmit the Plans to Landlord in final form within ten days following receipt of Landlord’s disapproval of them.  The approval by Landlord of the Plans and any approval by Landlord of any similar plans and specifications for any other Alterations or the supervision by Landlord of any work performed on behalf of Tenant shall not (i) imply Landlord’s approval of the plans and specifications as to quality of design or fitness of any material or device used; (ii) imply that the plans and specifications are in compliance with any codes or other requirements of governmental authority (it being agreed that compliance with these requirements is solely Tenant’s responsibility); (iii) impose any liability on Landlord to Tenant or any third party; or (iv) serve as a waiver or forfeiture of any right of Landlord.  The Tenant improvements shall be constructed by a general contractor selected and paid by Tenant and approved by Landlord.  A copy of the contractor’s license(s) to do business in the jurisdiction(s) in which the Premises are located, the fully executed contract between Tenant and the general contractor, the general contractor’s work schedule, and all building or other governmental permits required for the Tenant improvements shall be delivered to landlord prior to commencement of the Tenant Improvements.  Tenant shall cooperate as reasonably necessary so that its general contractor will cause the Tenant improvements to be completed promptly and with due diligence.  The Tenant improvements shall be performed in accordance with the Plans and shall be done in a good and workmanlike manner using new materials.  All work shall be done in compliance with all other applicable provisions of this Lease and with all applicable laws, ordinances, directives, rules, regulations, and other requirements of any governmental authorities having or asserting jurisdiction over the Premises.  Prior to the commencement of any work by Tenant, Tenant shall furnish to Landlord certificates evidencing the existence of builder’s risk, comprehensive general liability, and workers’ compensation insurance complying with the requirements set forth in the insurance section of this Lease.  Any damage to any part of the Building Project that occurs as a result of the Tenant improvements shall be promptly repaired by Tenant.

Tenant shall also ensure compliance with the following requirements concerning construction:

1.                                       Tenant and all construction personnel shall abide by Landlord’s job site rules and regulations and fully cooperate with Landlord’s construction representatives in coordinating all construction activities in the Building Project, including, but not limited to, rules and regulations concerning working hours and parking.

2.                                       Tenant shall be responsible for cleaning up any refuse or other materials left behind by construction personnel at the end of each work day.

3.                                       Tenant shall deliver to Landlord all forms of approval provided by the appropriate local governmental authorities to certify that the Tenant Improvements have been completed and the Premises are ready for occupancy, including, but not limited to, a final, unconditional certificate of occupancy.

4.                                       At all times during construction, Tenant shall allow Landlord access to the Premises for inspection purposes.  On completion of the Tenant Improvements, Tenant’s general contractor shall review the Premises with Landlord and Tenant and secure the Landlord’s and Tenant’s acceptance of the Tenant Improvements.

If and for as long as Tenant is not in default under this Lease beyond any applicable grace period, Tenant shall be entitled to a fixed price Tenant Improvement Allowance in the amount of $42,000.00.  The Tenant Improvement Allowance shall be paid to Tenant in reimbursement for the total out of pocket costs paid by Tenant for the Tenant Improvements.  If the total amount paid by Tenant for the Tenant Improvements is less than the Tenant Improvement Allowance, Tenant shall not receive cash or any credit against rent due under this Lease for the unused portion of the allowance.  The Tenant Improvement Allowance shall be paid within 21 days after all of the following events have occurred:  (i) the Tenant Improvements have been substantially completed by June 1, 2003; (ii) Tenant has delivered to Landlord final releases of lien from Tenant’s general contractor and all lienors giving notice and a final contractor’s affidavit from the general contractor and all other receipts and supporting information concerning payment for the work that Landlord may reasonably request; (iii) Tenant has moved into the Premises and opened for business in the Premises; and (iv) Tenant has paid the rent due for the first month of the Lease Term.  Tenant shall provide Landlord with true copies of bills paid by Tenant for the Tenant Improvements, and Landlord shall reimburse Tenant for the amount set forth in the bills up to the amount of the allowance.  At Landlord’s option, the Tenant Improvement Allowance or any portion of it may be paid by Landlord directly to the general contractor performing the Tenant Improvements or to any lienor giving notice.  If Tenant is in default under this Lease beyond any applicable grace period, Landlord may, in addition to all its other available rights and remedies, withhold payment of any unpaid portion of the Tenant Improvement Allowance, even if Tenant has already paid for all or a portion of the cost of the Tenant Improvements.

The Tenant Improvement Allowance is being paid by Landlord as an inducement to Tenant to enter into this Lease and as consideration for the execution of this Lease by Tenant and the performance by Tenant under this Lease for the full Lease Term.  If after Tenant has been granted all or any portion of the allowance, the Lease Term is thereafter terminated by virtue of a default by Tenant or Landlord resumes possession of the Premises consequent on a default by Tenant, and Landlord is precluded by applicable law from collecting the full amount of damages attributable to the default as provided in the Default section of this Lease, then, in addition to all other available damages and remedies, Landlord shall also be entitled to recover from Tenant the unamortized portion (calculated using an interest rate of 12% per annum compounded monthly) of the Tenant Improvement Allowance, which sum shall not be deemed rent. This obligation of Tenant to repay the unamortized balance of the Tenant Improvement Allowance to Landlord shall survive the expiration or sooner termination of the Lease Term.

The Tenant Improvement Allowance provisions of this exhibit shall not apply to any additional space added to the original Premises at any time after the Date of this Lease, whether by any options under this Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the initial Lease Term, whether under any options under this Lease or otherwise, unless expressly so provided in this Lease or an amendment to this Lease.